Exhibit 10(rr)

                                     N O T E

$350,000.00                                                      April 19, 1996

         FOR VALUE RECEIVED, BOSTON RESTAURANT ASSOCIATES, INC. (the "Borrower") hereby promises to pay to the order of HAYMARKET COOPERATIVE BANK, a Massachusetts banking corporation (hereinafter sometimes referred to as the "Lender" and/or the "Holder", as applicable) at its offices at 280 Atlantic Avenue, Boston, MA 02110 or at such other place or places as the Holder (including any successor in interest to Lender) hereof may designate, in lawful money of the United States, the principal sum of THREE HUNDRED FIFTY THOUSAND AND 00/100 ($350,000.00) DOLLARS on or before June 19, 2001, together with interest on the principal balance hereof from time to time outstanding at an annual rate of interest of twelve percent (12%). Interest only calculated as aforesaid, is payable in arrears on the 19th day of May and the 19th day of June, 1996. Principal and interest installments of $7,785.56 shall be due and payable on the 19th day of each and every month during the term hereof, commencing July 19, 1996.

         Any payments made hereunder are to be applied first to the payment of interest and the balance thereof is to be applied on account of the principal balance hereof. The entire unpaid balance of the indebtedness of Borrower to Holder hereunder, inclusive of any accrued interest and any other charges arising hereunder, shall, unless earlier due and payable as hereinafter

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provided, be due and payable in full on June 19, 2001.

         The Borrower shall have the right, at any time, to prepay the unpaid principal balance hereof and all interest accrued hereon, in whole or in part, without penalty or other prepayment charge.

         1. This Note and all obligations of the Borrower to the Lender or Holder hereof (whether such obligations be direct or indirect, absolute or contingent, due or to become due, and whether now existing or hereafter arising) shall, at the option of the Holder, become immediately due and payable, without notice or demand by the Holder to Borrower, if, in respect to Borrower or any endorser or guarantor hereof, any of the following events shall occur: (a) assignment for the benefit of creditors; (b) application for, or appointment of, a receiver of the estate of any such party; (c) filing of a voluntary or involuntary petition or any application for relief, extension, moratorium, reorganization or other accommodation under any bankruptcy, insolvency or debtor's relief law not dismissed within sixty (60) days of the filing thereof,
(d) entry of a judgment which is not fully covered by insurance and remains unsatisfied or unstayed for a period of thirty (30) days in an amount greater than $5,000.00, unless appeal be duly filed by Borrower within said period of time and be thereafter diligently prosecuted in all manner and circumstances reasonably satisfactory to Holder; (e) failure to pay, withhold, collect or remit any tax or tax deficiency within thirty (30) days after the same are assessed or

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become due, as the case may be, unless the same be contested by Borrower within said period of time and be thereafter diligently pursued in all manner and circumstances reasonably satisfactory to Holder; (f) dissolution; (g) making a bulk transfer or giving notice of intent to do so; (h) making a transfer, conveyance, assignment or other disposition of, or granting a security interest, in whole or in part, or involving any interest in, any asset or property pledged, mortgaged or transferred as security for this Note, or for any guaranty hereof, except as otherwise provided in any instrument effecting the security for this Note and excepting for a purchase money security interest other than in the ordinary course of business or with the consent of Lender; (i) suspension or liquidation of usual business operations; (j) default, in the payment of any installment of principal or interest on this Note when due and payable, continuing for fifteen (15) days after the due date thereof; (k) default in the due observance or performance of any term, covenant, condition or agreement contained in this Note, any guaranty hereof, or any instrument securing any of the same, which default is not cured within thirty (30) days of a written notice by the Lender to the Borrower specifying such default; (l) failure after demand, to furnish any financial information reasonably required by the Holder in connection with the Borrower's business (including the business of any guarantor or endorser), or to permit reasonable inspection of any books or records involving the same; (m) if any representation or statement of the Borrower (including any guar-

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antor) made in any financial statement, report, opinion or other document, delivered to Lender to induce the making of the Loan evidenced by this Note (or furnished in connection herewith), shall prove to have been incorrect in any material respect; (n) if any obligation of the Borrower or any endorser or guarantor hereof to the Holder for the payment of borrowed money becomes or is declared to be due and payable under any note, guaranty or other loan document; or (o) default beyond any applicable grace period in the performance of any provision of any loan document in reference to the Loan evidenced by this Note.

         2. The liability of Borrower shall be absolute and unconditional without regard to the liability of any other party. Each and every party to this instrument, either as maker, endorser, guarantor, surety or otherwise, hereby waives presentment, demand for payment, notice of dishonor, protest, and any and all notices and demands (other than as specifically provided hereunder) in connection with the performance, default or enforcement of this Note, and consents to any and all extensions or postponements of the time of payment or other indulgence, renewals, waivers, substitutions of collateral granted to or permitted by the Holder.

         3. The interest rate after maturity (by acceleration or otherwise) shall be the greater of 18% per annum or the prime rate from time to time established by the Lender, plus five (5%) per annum. In the event that the Borrower fails to pay the monthly payment within ten (10)days of the due date hereunder,

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the Borrower shall pay, in addition to any other charges due hereunder, a late charge equal to five (5%) percent of the principal and interest payment then due. In the event this note is not paid when due, the Borrower agrees to pay all costs of collection incurred by the Lender, including reasonable attorney's fees.

         4. The validity of this Note in its construction, interpretation and enforcement and the rights of the parties hereunder shall be determined, under, governed by and constructed in accordance with the laws of the Commonwealth of Massachusetts. All parties submit to the jurisdiction of the courts of the Commonwealth of Massachusetts in the County of Suffolk, with regard to any dispute arising under this Note. The Borrower makes the following waiver knowingly, voluntarily and intentionally and understands that the Lender in making the loan evidenced by this Note is relying thereon: the Borrower, to the extent otherwise entitled thereto, hereby irrevocably waives any present or future right to jury in any trial of any case or controversy in which the Lender is, or becomes, a party (whether such case or controversy is initiated by or against the Lender or in which the Lender is joined as a party litigant) which case

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or controversy arises out of or is in respect to this Note.

    EXECUTED as a sealed instrument this 19th day of April, 1996.


WITNESS:                          BOSTON RESTAURANT ASSOCIATES, INC.

TB
_____________________             By /s/ GEORGE R. CHAPDELAINE
                                         GEORGE R. CHAPDELAINE, President
                                         and Treasurer


         Secured by a Loan and Security Agreement and Pledge of Stock dated December 28, 1995.

66595

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